VARLEN CORPORATION AND SUBSIDIARIES
Computation of Per Share Earnings
(Thousands, Except Per Share Amounts)
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                                         Three Months Ended  Six Months Ended

Primary Earnings Per Share:              7/30/94   7/31/93   7/30/94  7/31/93


Net earnings                            $ 3,734   $ 3,025    $ 7,364  $ 6,566

Computation of the Weighted Average Number of
Shares Outstanding as Used in the Primary
Earnings Per Share Computation:

Weighted average number of shares outstanding
                                          4,875     4,818     4,870    4,797

Shares assumed issued under the treasury
stock method                                110       117       136      105

Weighted average number of shares outstanding, as adjusted
                                          4,985     4,935      5,006   4,902

Primary Earnings Per Share:             $  0.75    $ 0.61    $  1.47  $ 1.34

Fully Diluted Earnings Per Share:

Reconciliation of net earnings per the financial statements to the amount used for the fully diluted computation:

Net earnings                           $  3,734    $3,025    $ 7,364 $ 6,566

Add interest on 6.5% convertible subordinated
debentures, net of income tax effects       682       494      1,349     494

Net earnings, as adjusted               $ 4,416   $ 3,519    $ 8,713   7,060

Computation of the Weighted Average Number of
Shares Outstanding as Used in the Fully
Diluted Earnings Per Share Computation:

Weighted average number of shares outstanding
                                          4,875     4,818      4,870   4,797

Shares assumed issued under the treasury
stock method                                110       117        136     105

Shares issuable from assumed exercise of
6.5% convertible subordinated debentures  2,525     1,832       2,525    921

Weighted average number of shares outstanding, as adjusted
                                          7,510     6,767       7,531  5,823


Fully Diluted Earnings Per Share:     $    0.59   $  0.52     $  1.16 $ 1.21
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